Exhibit 5.3

July 20, 2016

Qorvo, Inc.

7628 Thorndike Road

Greensboro, NC 27409

Re:	Qorvo Oregon, Inc. Guarantee

Ladies and Gentlemen:

We have acted as special Oregon counsel to Qorvo Oregon, Inc., an Oregon corporation (the “Company”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) prepared and filed by Qorvo, Inc., a Delaware corporation (“Parent”), and certain subsidiaries of Parent, including the Company, with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, relating to the offering by Parent pursuant thereto of $450,000,000 aggregate principal amount of its 6.750% senior notes due 2023 (the “2023 Notes”) and $550,000,000 aggregate principal amount of its 7.000% senior notes due 2025 (together with the 2023 Notes, the “Notes”), in exchange for up to $450,000,000 aggregate principal amount of Parent’s outstanding 6.750% senior notes due 2023 and $550,000,000 aggregate principal amount of its 7.000% senior notes due 2025 (the “Initial Notes”), respectively, and the guarantee by the Company and certain other subsidiaries of Parent (together with the Company, the “Guarantors”) contained in the Indenture (as defined below; such guarantee by the Company, as set forth in the Indenture, the “Guarantee”). The Notes will be issued pursuant to an Indenture, dated as of November 19, 2015, by and among Parent, the Guarantors and MUFG Union Bank, N.A., as trustee (the “Indenture”).

In our capacity as special Oregon counsel to the Company, we have examined the Indenture and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion letter. In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, and factual representations and warranties, contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1. The Company is a corporation validly existing under the laws of the State of Oregon.

Qorvo, Inc.

July 20, 2016

2. The Company has the requisite power and authority to enter into the Indenture, including the Guarantee contained therein, and to perform its obligations thereunder, and the Indenture has been duly authorized, executed and delivered by the Company.

For purposes of expressing the opinions herein, we have examined the laws of the State of Oregon, and our opinions are limited to such laws in their current form. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or related rules and regulations of the Commission issued thereunder. Womble Carlyle Sandridge & Rice, LLP may rely upon this opinion letter for the sole purpose of rendering its opinion letter to Parent, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ PERKINS COIE LLP